Exhibit 10.3
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
EOG RESOURCES, INC.
STOCK-SETTLED STOCK APPRECIATION RIGHT AGREEMENT
GRANTEE: [NAME] [EMPLOYEE ID]
Congratulations! You have been granted a Stock Appreciation Right (“SAR Grant”) with respect to shares of $0.01 par value common stock of EOG Resources, Inc. (“Stock”) as follows:

Date of Grant	[GRANT DATE]
Total Number of SARs Granted	[# SHARES]
Grant Price per SAR	[GRANT PRICE]
This SAR Grant is governed by the terms and conditions of the EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (the “Plan”), which is hereby made a part of this Grant Agreement. A copy of the Plan is available upon request to the Human Resources Department of EOG Resources, Inc. (the “Company”). All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan.
The Compensation Committee of the Board of Directors of the Company pursuant to the Plan, hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a SAR Grant that entitles you to receive, upon exercise hereof, the number of shares of Stock determined by multiplying the excess of the Fair Market Value of a share of Stock on the date of exercise over the Grant Price per share set forth above by the number of shares of Stock with respect to which the SAR Grant is exercised and dividing the resulting product by the Fair Market Value of a share of Stock on the date of exercise. This SAR Grant is exercisable in accordance with the vesting schedule and terms set forth below.
Assuming your continuous employment with the Company or an Affiliate, this SAR Grant will become vested in 25% increments beginning one year from the Date of Grant and on each of the next three anniversaries of the Date of Grant and will be exercisable after vesting until canceled as noted in the paragraphs below. To the extent vested, this SAR Grant may be exercised in whole or in part until it terminates. To the extent that the exercise of this SAR Grant results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company or an Affiliate has a withholding obligation, the Company or Affiliate is authorized to withhold from the shares subject to this SAR Grant any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation.
You must exercise this SAR Grant through the Company’s designated broker, UBS Financial Services, Inc. (“UBS”) by accessing its website at [          ] or by calling [          ]. You will be notified if the designated broker is changed. If you have been notified that you must consult with a member of the Company’s Legal Department prior to engaging in Stock transactions, you must consult with the Legal Department prior to exercising this SAR Grant. As soon as administratively practicable following the exercise of this SAR Grant, the shares of Stock exercised under this SAR Grant (net of any applicable tax) will be deposited in a brokerage account established in your name at UBS.
If your employment with the Company or an Affiliate terminates due to death, Disability, or Retirement after attaining age 62 with at least five years of service with the Company, the unvested portion of this SAR Grant shall become 100% vested on the date of such event. If your employment with the Company or an Affiliate terminates due to a Company-approved Retirement prior to age 62 with at least five years of service with the Company (which shall include your entering into a six-month non-competition agreement with the Company), the unvested portion of this SAR Grant shall become 100% vested six months following the effective date of such Retirement, provided that all provisions of the non-competition agreement are satisfied. Upon a Change in Control of the Company, the unvested portion of this SAR Grant shall become 100% vested as described in Article XIII of the Plan.
This SAR Grant is not transferable by you other than pursuant to Section 4.3 of the Plan, and may be exercised only by you during your lifetime and while you remain employed by the Company or an Affiliate, except that to the extent not exercised: (a) if your employment with the Company or an Affiliate terminates due to death, Disability, or Retirement after attaining age 62 with at least five years of service , you, your estate or the person who acquires this SAR Grant by bequest or inheritance by reason of your death may exercise this SAR Grant at any time during the 24-month period following the date of such event in full; (b) if your employment with the Company or an Affiliate terminates voluntarily prior to age 62 and your termination is designated in writing by the Company as a Company-approved Retirement prior to age 62 with at least five years of service with the Company, you may exercise this SAR Grant at any time during the 24-month period following the date of such Retirement up to the number of vested exercisable SARs you are entitled to in this Grant Agreement as of the date of exercise, provided that you do not violate the provisions of your non-competition agreement, in which case, the unvested portion of this SAR Grant will be canceled on the date the Company determines that you violated the provisions of your non-competition agreement; (c) if your employment with the Company or an Affiliate terminates due to Involuntary Termination for any reason other than death, Retirement or Disability, you may exercise this SAR Grant at any time during the 90-day period following the date of such event, up to the number of vested exercisable SARs you are entitled to in this Grant Agreement as of the date of such event resulting in your termination; (d) if your employment with the Company or an Affiliate terminates voluntarily for any reason other than death, Disability, Retirement after attaining age 62 with at least five years of service with the Company, or Company-approved Retirement prior to age 62 with at least five years of service with the Company, you may exercise this SAR Grant at any time during the 30-day period following the date of such event, up to the number of vested exercisable SARs you are entitled to in this Grant Agreement as of the date of such event resulting in your termination; and (e) if your employment with the Company or an Affiliate is terminated for Cause, this SAR Grant will be canceled on the date of your termination of employment. If your employment with the Company or an Affiliate terminates for any reason other than the events stated above, this SAR Grant will be canceled on the date of your termination of employment.
Notwithstanding any other provision in this Agreement, in no event may any of this SAR Grant be exercised after the seventh anniversary of the Date of Grant.